Exhibit 10.9

AGREEMENT setting forth the terms and conditions upon which TIBER CREEK CORPORATION ("Tiber Creek") is engaged by INNOVATION IN MOTION INC. together with any successors (collectively "Innovation") to effect transactions (the "Transactions") intended to combine Innovation with a United States reporting company (“the Reporting Company”) and for related matters.

1.

SERVICES PROVIDED.

Following its engagement, Tiber Creek and its affiliates will:

1.1.

Discuss with Innovation the structure of the Transactions and actions to be taken by Innovation in preparation for the completion of the Transactions;

1.2.

Transfer control of the Reporting Company to Innovation;

1.3.

Prepare the agreement for the acquisition of Innovation by the Reporting Company by merger, stock-for-stock exchange or stock-for-asset exchange as directed by Innovation ("Business Combination Agreement");

1.4.

Combine Innovation with the Reporting Company ("the Business Combination");

1.5.

Prepare and file with the Securities and Exchange Commission Forms 8-K describing the change in control of the Reporting Company and the Business Combination, as each occurs;

1.6.

Following the Business Combination, prepare and file with the Securities and Exchange Commission an appropriate form of registration statement under the Securities Act of 1933 (“Registration Statement”) and all required amendments registering such securities of the Reporting Company as Innovation shall designate for public sale and trading;

1.7.

Provide for the filing by a market maker of a Form 15c-211 for the quotation or listing of Innovation’s securities for public trading on stock exchanges for which its securities are then eligible;

1.8.

Prepare any opinion letters needed for compliance with the requirements of the Financial Industry Regulatory Authority in connection with trading and with the Depository Trust Company for eligibility for the electronic transfer of shares;

1.9.

Assist in establishing and maintaining relationships with market makers and broker-dealers.

1.10.

Take other actions appropriate to completion of the Transactions as contemplated by this agreement.

2.

BUSINESS COMBINATION.

2.1.

Tiber Creek will provide, at its expense, the Reporting Company, which will have audited financial statements showing no material assets or liabilities, which will have registered its common stock under §12(g) of the Securities Exchange Act of 1934 ("the 1934 Act"), and which will be current in its reporting requirements under §13 of the 1934 Act.

2.2.

The Reporting Company will have authorized capital of 100,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share, of which 20,000,000 common shares have been issued and no preferred shares. The board of directors of the Reporting Company may increase the number of authorized shares and issue new shares at any time at its discretion.

2.3.

Upon the change in control of the Reporting Company there will be issued to Innovation the amount of common stock and other securities of the Reporting Company as shall be designated by Innovation. The officers and directors selected by Innovation will become the officers and directors of the Reporting Company. The name of the Reporting Company following the change in control will be chosen by Innovation.

2.4.

The existing shareholders of the Reporting Company will retain 500,000 common shares of the Reporting Company (“the Shareholder Shares”). The Shareholder Shares shall be included in the Registration Statement. The existing shareholders will agree that 80% of the Shareholder Shares will not be sold or otherwise transferred for nine months from the effective date of the registration statement.

2.5.

Nothing in this agreement shall prevent the Reporting Company from diluting the stock ownership of Tiber Creek by issuing additional common stock to other persons at any time.

3.

PAYMENTS.

3.1.

In full satisfaction for the services of Tiber Creek and its affiliates in regard to the Transactions described in section 1 of this agreement, Innovation will pay to Tiber Creek the amount of $100,000.

3.2.

Innovation shall pay $40,000 to Tiber Creek upon the execution of this agreement and $15,000 monthly thereafter until payment in full. All payments will be deemed earned when paid or due to Tiber Creek and are non-refundable.

4.

EXPENSES.

4.1.

Tiber Creek will bear its expenses incurred in regard to the Transactions, including, without limitation, travel, telephone, duplication costs, and postage.

4.2.

Innovation will pay its own and third-party expenses (other than those of Tiber Creek) including, without limitation, Federal, state and stock exchange filing fees, underwriting and market making costs, corporate financial relations, accounting fees, duplicating costs and other expenses of the Reporting Company. Tiber Creek will not incur any expenses on behalf of the Reporting Company unless permitted to do so in writing.

5.

AFFILIATES.

5.1.

In order to better carry out the Transactions, Tiber Creek may assign the performance of all or parts of this agreement to one or more of its affiliates or other persons, and pay such affiliates or other persons from the amounts received by Tiber Creek under this agreement. An assignment will not relieve Tiber Creek of any of its obligations under this agreement.

5.2.

Innovation understands that legal services arising from this agreement will be performed by the law firm of Cassidy & Associates, which is an affiliate of Tiber Creek. Tiber Creek will pay all costs and expenses of Cassidy & Associates. Innovation understands that this agreement does not create any attorney relationship between Innovation or the Reporting Company and Cassidy & Associates.

6.

UNDERSTANDINGS OF INNOVATION AS A REPORTING COMPANY.

6.1.

Innovation agrees that it will timely take all steps necessary to complete the Transactions to include, without limitation, causing audited financial statements to be prepared in proper form for Innovation; obtaining consents of the Board of Directors and the shareholders of Innovation, as required; causing all necessary documents to be properly and timely prepared, executed, approved or ratified, and filed, as appropriate; making timely and fully all required payments related to the registration and listing of the Reporting Company's securities for public trading, including filing fees; and timely taking all other actions reasonably required of it to complete the Transactions.

6.2.

Innovation may terminate the agreement at any time without cause, in which case it will return the Reporting Company to Tiber Creek and Tiber Creek will retain all payments made to it at such time. Upon such termination all other obligations between the parties shall cease and neither party will have any further liability to the other.

7.

PERFORMANCE OF SERVICES BY OTHERS.

From time to time, the achievement of certain results desired by the Reporting Company, including the promotion of interest in its public securities, may be enhanced by the services of other parties. These parties may include consultants, advertising agencies, financial analysts and similar persons who may, directly or indirectly, assist in creating interest in the Reporting Company's securities. All compensation, costs and expenses of such parties, if engaged by the Reporting Company, will be borne by it.

8.

ACTIONS AND UNDERSTANDINGS FOLLOWING THE BUSINESS COMBINATION.

8.1.

Innovation understands the obligations and responsibilities that will arise in regard to its becoming a reporting company and the trading of its securities in the public market. Innovation understands that in order to achieve the greatest market interest in its securities it, its officers and its directors, all or some, will be required to continuously interact with the financial community. This interaction will include, without limitation, timely filing of reports under the

Securities Exchange Act of 1934, including audited financial statements; annual reports to shareholders and shareholder meetings; issuing periodic press releases; and meetings and discussions with existing and prospective brokers, market makers, investment bankers and institutions.

8.2.

Innovation understands that the completion of the Transactions will not, in itself, result in capital investment in the Reporting Company.  The public status of the Reporting Company and its introduction to market makers and others in the financial community may result in investment interest.  However, investment interest will depend upon the success of the Reporting Company, market conditions and other factors over which neither Tiber Creek nor its affiliates have any control.

8.3.

Innovation understands that the ultimate judgement of the financial community of the investment merits of the Reporting Company will depend upon the Reporting Company's ability to successfully carry out its business plans and operations, to operate at a profit and similar business considerations. Innovation represents in good faith that it currently has no reason to believe that it will not be able to complete the Transactions and to achieve its business objectives.

8.4.

Innovation understands that the first trading in the Reporting Company's securities may be limited, and that to increase the amount, depth and market price of its securities will require both time and effort by the Reporting Company to develop relations with market makers and to create strong and stable trading of the Reporting Company's securities.

9.

COMPLIANCE   WITH    SECURITIES    LAW. Under the securities laws:

9.1.

Innovation and its affiliates will need to furnish all information and documents concerning it and its affiliates required for the preparation and filing of the Registration Statement by the Reporting Company which information must be complete and accurate and not contain any material misstatement or omit any material information.

9.2.

The Reporting Company must at all times observe and comply with Federal and state securities laws, rules and regulations incident to the issuance and trading of its securities and must take all steps reasonably required within its control to prohibit any persons, whether or not affiliated with the Reporting Company, from engaging in any transactions in contravention of such laws, rules and regulations.

9.3.

Innovation and its affiliates must not at any time knowingly engage in any activity which would constitute a prohibited market manipulation of the securities of the Reporting Company and will need to take all steps reasonably required within its control to prohibit any officer, director, other affiliate, agent or employee from engaging in such conduct.

9.4.

The Reporting Company should not issue any securities to any person for the promotion or maintenance of a trading market in the Reporting Company’s securities without first receiving an opinion of qualified counsel that such issuance will be in accord with securities laws, rules and regulations and should not, directly or indirectly, receive from such persons any capital by loan, investment or otherwise resulting from the sale or pledge of such securities.

10.

NOTICES.

Any notices required or permitted under this agreement shall be deemed to have been given when delivered in writing by hand, certified mail (return receipt requested) or commercial courier, such as FedEx, to the following addresses or to such other addresses as may have been given to each party in the manner provided for in this paragraph.

In the case of Innovation to Innovation in Motion Inc.

525 Technology Park, Suite 165

Lake Mary, Florida 32746 In the case of Tiber Creek to

Tiber Creek Corporation 9454 Wilshire Boulevard

Suite 612

Beverly Hills, California 90212

11.

DISPUTES.

11.1.

Any disputes between the parties arising from this agreement (except for requests for equitable or injunctive relief), whether directly or indirectly, and based upon any cause or causes of action, shall be decided by the American Arbitration Association within Los Angeles County, California or such other place where Tiber Creek may then have its headquarters provided only that such place shall be within the United States. Each party shall pay its own costs of arbitration, including its attorneys' fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable. The provisions of this paragraph shall survive the termination of this agreement for any reason.

11.2.

This section shall apply to claims against any officer, director, agent or affiliate of either party provided only that such person shall consent to the terms of arbitration contained herein.

12.

CONFIDENTIALITY.

As a result of entering into this agreement the parties might have access to information which the parties regard as confidential and proprietary. The parties agree that neither will, except as reasonably required pursuant to this agreement, use itself, or divulge, furnish, or make accessible to any person any confidential knowledge, knowhow, techniques, or information with respect to the other party unless agreed to in writing by that party.

13.

TERMINATION.

13.1.

Tiber Creek may terminate this agreement at its election, without further obligation or liability, at any time (i) that Tiber Creek has a reasonable basis to believe that any aspect of the Transactions would constitute a fraud or deception on the market or (ii) that Innovation fails to meet its obligations under this agreement in a manner which would constitute a material breach.

13.2.

Innovation may terminate this agreement at its election, without further obligation or liability, at any time that Tiber Creek fails to meet its obligations under this agreement in a manner which would constitute a material breach.

13.3.

In the case of any claim of a material breach the party claimed against shall have 5 days following notice of a claim to cure such breach unless such breach, by its nature, cannot be cured.

14.

MISCELLANEOUS.

14.1.

COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

14.2.

SCOPE OF AGREEMENT. This agreement constitutes the entire understanding of the parties. No undertakings, warranties or representations have been made other than as contained herein, and no party shall assert otherwise. This agreement may not be changed or amended orally.

14.3.

CURRENCY. All references to currency in this agreement are to United States Dollars.

14.4.

REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

14.5.

RATIFICATION BY THE REPORTING COMPANY. The parties will cause the Reporting Company to ratify and accept this agreement so that it constitutes a binding obligation between the Reporting Company and Tiber Creek according to its terms.

15.

EFFECTIVE DATE.

The effective date of this agreement is November 1, 2012

IN WITNESS WHEREOF, the parties have approved and executed this agreement.

TIBER CREEK CORPORATION

/s/ David S. Jones

President

INNOVATION IN MOTION INC.

/s/ David S. Jones

President